Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Microchip Technology Incorporated for the registration of debt securities and to the incorporation by reference therein of our reports dated May 25, 2023, with respect to the consolidated financial statements of Microchip Technology Incorporated, and the effectiveness of internal control over financial reporting of Microchip Technology Incorporated, included in its Annual Report (Form 10-K) for the year ended March 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

February 29, 2024